AZZ Inc. Updates Guidance for Fiscal 2018 Revenue and Earnings per Share

September 25, 2017 – FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services, today updated revenue and earnings per share guidance for its fiscal year 2018, which ends on February 28, 2018.

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “Given recent events, we have completed a thorough evaluation of our businesses. We assessed the impact of the recent hurricanes - Harvey and Irma - on our refinery turnaround activity; market conditions in the US nuclear market with the closure of the VC Summer Nuclear Project and the ongoing fallout from the Westinghouse Nuclear bankruptcy; lower than expected electric utility spending in Saudi Arabia; and our current shippable backlog.  Based on this evaluation we reduced our full year guidance for fiscal 2018. We now anticipate revenue will be in the range of $825 million to $885 million, compared to the previous guidance of $880 million to $950 million. For full fiscal year 2018, we now anticipate earnings per share will be in the range of $1.80 to $2.30 per fully diluted share, as compared to previous guidance of $2.60 to $3.10 per fully diluted share.”

Mr. Ferguson continued, “Looking forward, we believe the refinery turnaround activity is likely to improve early next year, which will positively impact our fiscal year 2019. We also see improving markets for our Metal Coating segment. We have taken appropriate realignment actions to improve our margins and competitiveness in both business segments, while maintaining our ability to handle the growth we see for next year.  Additionally, we are pleased with our recent acquisitions of Enhanced Powder Coating, Ltd., (“EPC”) and Powergrid Systems, Inc. (“PSI”) and the integrations of both these businesses are going smoothly and on schedule, and we have a strong pipeline of acquisitions.  While there are clearly market headwinds, we are confident that we have taken the appropriate actions to benefit operational and financial results as market conditions improve. AZZ is a company with a track record of long-term success and we fully expect to continue on that trend for years to come.”

AZZ Inc. previously announced that it will report financial results and conduct a conference call for its second quarter of fiscal 2018 on October 3, 2017.

About AZZ Inc.

AZZ Inc. is a global provider of metal coatings services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Paul Fehlman, Chief Financial Officer
AZZ Inc. (817) 810-0095
Internet: www.azz.com

Lytham Partners (602) 889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com